Exhibit (h)(1)

RIMROCK FUNDS TRUST

FORM OF FUND ADMINISTRATION AND
ACCOUNTING SERVICES AGREEMENT

THE NORTHERN TRUST COMPANY

______________, 2019

TABLE OF CONTENTS

Section	Page

1. APPOINTMENT	1
2. REPRESENTATIONS AND WARRANTIES	1
3. DELIVERY OF DOCUMENTS	2
4. SERVICES PROVIDED	3
5. FEES AND EXPENSES	3
6. DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY	4
7. CONFIDENTIALITY	7
8. NOTICES	8
9. WAIVER	9
10. FORCE MAJEURE	9
11. AMENDMENTS	9
12. TERM	9
13. SEVERABILITY	9
14. ASSIGNABILITY	9
15. HEADINGS	9
16. GOVERNING LAW	9
17. COUNTERPARTS	10
18. ENTIRE AGREEMENT	10
SCHEDULE A FEES AND EXPENSES	1
SCHEDULE B FUND ADMINISTRATION SERVICES DESCRIPTION	1
SCHEDULE C FUND ACCOUNTING SERVICES DESCRIPTION	1

(i)

FUND ADMINISTRATION AND
ACCOUNTING SERVICES AGREEMENT

AGREEMENT made as of _________, 2019 by and between Rimrock Funds Trust (the “Fund” or the “Trust”), a Delaware statutory trust, and The Northern Trust Company (“Northern”), an Illinois corporation.

WITNESSETH:

WHEREAS, the Fund is a Delaware statutory trust and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain Northern to provide fund accounting and administration services with respect to the Fund, and Northern is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.            APPOINTMENT. The Fund hereby appoints Northern to provide services for the Fund, as described hereinafter, for the period and on the terms set forth in this Agreement. Northern accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

2.	REPRESENTATIONS AND WARRANTIES.

(a)	Northern represents and warrants to the Fund that:

(i)	Northern is a corporation, duly organized and existing under the laws of the State of Illinois;

(ii)	Northern is duly qualified to carry on its business in the State of Illinois;

(iii)	Northern is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv)	All requisite corporate proceedings have been taken to authorize Northern to enter into and perform this Agreement;

(v)	Northern has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi)	no legal or administrative proceedings have been instituted or threatened which would impair Northern’s ability to perform its duties and obligations under this Agreement; and

(vii)	Northern’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Northern or any law or regulation applicable to Northern.

(b)	The Fund represents and warrants to Northern that:

(i)	the Fund is a statutory trust, duly organized and existing and in good standing under the laws of Delaware;

(ii)	the Fund is an investment company properly registered under the 1940 Act;

(iii)	the Fund has the power under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iv)	all requisite actions have been taken by the Fund to authorize the Fund to enter into and perform this Agreement;

(v)	no legal or administrative proceedings have been instituted or threatened which would impact the Fund’s ability to perform its duties and obligations under this Agreement; and

(vi)	the Fund’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

3.            DELIVERY OF DOCUMENTS. The Fund will promptly furnish to Northern such copies, properly certified or authenticated, of contracts, documents and other related information that Northern may reasonably request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

(a)	actions of or on behalf of the Fund authorizing the appointment of Northern to provide certain services to the Fund and approving this Agreement;

(b)	the Fund’s governing documents, [e.g., By-Laws, Trust Instrument, , etc.];

(c)	the Fund’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Fund’s Prospectus and Statement of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;

(d)	opinions of counsel, if any, and auditors’ reports; and

(e)	such other agreements, certificates and documents as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

4.	SERVICES PROVIDED.

(a)	Northern will provide the following services subject to the control, direction and supervision of the Fund or its designee and in compliance with the procedures which may be established from time to time between the Trust and Northern; and all reasonable resolutions and policies implemented by the Fund:

(i)	Fund Administration, and

(ii)	Fund Accounting.

A general description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

(b)	Northern will also:

(i)	provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Northern or a corporate affiliate of Northern);

(ii)	provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

(iii)	furnish equipment, systems, and other materials, which are necessary for provision of the services contemplated herein; and

(iv)	keep records relating to the services contemplated herein in such form and manner as Northern may deem appropriate or advisable. Northern agrees that all such records prepared or maintained by Northern relating to the services provided hereunder are preserved on behalf of the Fund and will be made available to the Fund upon request.

5.	FEES AND EXPENSES.

(a)	As compensation for the services rendered to the Fund pursuant to this Agreement, the Fund shall cause to be paid to Northern quarterly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed quarterly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any quarter, the fee for the part of the quarter before such termination shall be prorated according to the proportion which such part bears to the full quarter period and shall be payable upon the date of such termination.

(b)	For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Fund’s Board of Trustees/Directors.

(c)	The Fund may request additional services, additional processing, or special reports which are not contemplated in this Agreement, and will provide such specifications and requirements documentation as may be reasonably required by Northern. If Northern elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses as its customary rates and charges as agreed upon by the parties.

(d)	Northern will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Fund agrees to promptly reimburse Northern for any services, equipment or supplies ordered by or for the Fund through Northern and for any other expenses that Northern may incur on the Fund’s behalf at the Fund’s request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes, interest, brokerage fees and commissions; salaries and fees of Fund officers and members; processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; outside counsel expenses; consulting fees; customary bank charges and fees; costs of maintenance of partnership existence; expenses of typesetting and printing of offering documents for regulatory purposes and for distribution to current and prospective investors of the Fund; expenses of printing and production costs of investor reports; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with investor meetings; trade association dues and expenses; reprocessing costs to Northern caused by third party errors; and any extraordinary expenses and other customary Fund expenses. In addition, Northern may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services in connection with determining the net asset values of the Fund or of any series. The Fund will reimburse Northern for the Fund’s share of the cost of such services based upon the actual usage by the Fund of the services for the benefit of the Fund.

(e)	All fees, out-of-pocket expenses, or additional charges of Northern shall be billed on a quarterly basis and shall be due and payable upon receipt of the invoice.

(f)	In the event that the Fund is more than sixty (60) days’ delinquent in its payments of quarterly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon thirty (30) days’ written notice to the Fund by Northern. The Fund must notify Northern in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

6.	DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.

(a)	Northern shall be responsible for the performance of only such duties as are set forth in this Agreement. In the performance of its duties hereunder, Northern shall be obligated, as applicable, to exercise the due care and diligence of a professional fund administrator and fund accountant in providing the services called for in this Agreement, including the services referenced in Section 4 of this Agreement, and in all events shall act in a commercially reasonable and good faith manner in performing the services provided for under this Agreement.

(b)	Northern shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss or expense directly caused by or resulting from willful misfeasance, bad faith or negligence on Northern’s part in the performance of or from reckless disregard by Northern of the obligations and duties specifically set forth in this Agreement. Northern shall not be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement.

(c)	Subject to Sections 6(a) and 6(b) above, Northern shall not be responsible for, and the Fund shall indemnify and hold Northern harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Northern, any of its agents, or the Fund’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i)	any and all actions of Northern or its officers or agents required to be taken pursuant to this Agreement;

(ii)	the reliance on or use by Northern or its officers or agents of information, records, or documents which are received by Northern or its officers or agents and furnished to them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or any agent of the Fund or third party on behalf the Fund;

(iii)	the Fund’s refusal or failure to comply with the terms of this Agreement or the Fund’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

(iv)	the breach of any representation or warranty of the Fund hereunder;

(v)	the taping or other form of recording of telephone conversations or other forms of electronic communications with investors, or reasonable reliance by Northern on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(vi)	the reliance on or the carrying out by Northern or its officers of agents of any Fund instructions reasonably believed to be given by a duly authorized person, or requests of the Fund or recognition by Northern of any certificates which represent investor interests and are reasonably believed to bear the signatures of the officers of the Fund and the countersignature of any transfer agent or registrar of the Fund;

(vii)	any delays, inaccuracies, incompleteness of, errors in or omissions from information or data provided to Northern by independent data, corporate action or pricing services or securities brokers and dealers;

(viii)	the offer or sale of securities by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state;

(ix)	any failure of the Fund’s offering documents to comply with applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading;

(x)	the failure of the Fund to comply with applicable securities, tax, commodities and other laws, rules and regulations; and

(xi)	all actions, inactions, omissions, or errors caused by or resulting from the willful misfeasance, bad faith or negligence of independent third parties to whom Northern or the Fund has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund; provided that each of such third parties was chosen by the Fund.

The Fund shall not be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement; provided that the foregoing shall not limit the Fund’s indemnification obligations under this Agreement to the extent such consequential, special or punitive damages are included in any third party claim in connection with which Northern is otherwise entitled to indemnification hereunder.

(d)	In order that the Indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify Northern, Northern shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with Northern in the defense of such claim or to defend against such claim in its own name or in Northern’s name with mutually agreed counsel. Northern shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify Northern except with the Fund’s prior written consent.

(e)	In performing its services hereunder, Northern shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Fund and its custodian, officers and members, agents and other service providers which Northern reasonably believes to be genuine, valid and authorized, and shall be indemnified by the Fund for any loss or expense caused by such reasonable reliance.

(f)	The indemnifications contained hereunder shall survive the termination of this Agreement.

7.	CONFIDENTIALITY.

(a)	Each party agrees to keep all Confidential Information received from the other party confidential and to not disclose such information except as expressly permitted in this Agreement. Each party shall take commercially reasonable measures at least equal to those it takes to protect its own Confidential Information to protect the secrecy of and avoid disclosure and unauthorized use of Confidential Information. Each party shall promptly notify the other party of any misuse or misappropriation of such other party’s Confidential Information of which it becomes aware. The party receiving Confidential Information (a “Receiving Party”) shall not use the Confidential Information of the other party (the “Disclosing Party”) for any purpose other than as contemplated in this and any related agreement among the parties hereto. A Receiving Party may not reverse engineer, disassemble or decompile any software or code which embodies the Disclosing Party’s Confidential Information and are provided hereunder. The Receiving Party may disclose Confidential Information only to those affiliates and its and their respective officers, directors, employees, contractors, attorneys, accountants, auditors, and other professional advisors (collectively, its “Representatives”) who are required to have such Confidential Information in order to carry out the business relationship contemplated herein, and the Receiving Party shall remain responsible for its Representatives’ compliance with the terms of this Agreement.

(b)	The term “Confidential Information” shall include all non-public confidential information concerning a party’s business, investment holdings and transactions, and operations, but does not include any information that (i) at the time of disclosure or thereafter is available to the public other than as a result of a breach of this Agreement by the Receiving Party or its Representatives, (ii) is already in the possession or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that, to the knowledge of the Receiving Party, such source is not bound by an obligation of confidentiality to the Disclosing Party, or (iii) has been independently developed by the Receiving Party or its Representatives without violation of this Agreement.

(c)	If, in connection with any legal, regulatory, administrative or legal proceeding a Receiving Party is requested or required to make a disclosure of any Confidential Information, the Receiving Party will notify the Disclosing Party promptly (unless such Disclosure relates to routine regulatory filings, examinations or inspections or such notification is prohibited by law) of the request so that, if, possible, the Disclosing Party may seek an appropriate protective order or other remedy or waive compliance with the terms of this Agreement. The Receiving Party will cooperate with the Disclosing Party on a reasonable basis at the Disclosing Party’s expense in its efforts to obtain a protective order or other remedy, but if a protective order or other remedy is not obtained within the required time period, the Receiving Party may make such disclosure without liability if it is nevertheless legally required to do so. Additionally, nothing contained herein shall preclude the disclosure of Confidential Information, but only to the extent necessary, in connection with any proceedings which may arise between the parties relating to this Agreement.

8.	CYBERSECURITY AND PRIVACY

(a)	Northern will establish and maintain a commercially reasonable written information security and privacy program that complies with the requirements of federal and state law applicable to Northern, including but not limited to maintenance of a written information security program and incident response plan; use of anti-malware, anti-virus, and firewall systems; encryption of personal data where feasible; access and file controls that reasonably restrict access to personal data; disaster recovery measures; regular incident response and disaster recovery testing; risk assessment and at least annual program review; and employee training.

(b)	Northern will inform the Fund of any known breach in Northern’s information security program that results in disclosure of Confidential Information of the Fund or Fund investors as soon as reasonably possible if required by law or regulation.

9.	NOTICES.

Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Fund:

Rimrock Funds Trust

100 Innovation Drive, Suite 200

Irvine, CA 92617

Attention: Scott Dubchansky

If to Northern:

The Northern Trust Company

50 LaSalle Street

Chicago, Illinois 60603

Attention: GFS Relationship Manager - Rimrock

10.          WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.

11.          FORCE MAJEURE. Neither party shall be responsible or liable for any harm, loss or damage suffered by the other, its members, or other third parties or for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances reasonably beyond such party’s control. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by such party will not give the other party the right to terminate this Agreement. “Force Majeure” means any event beyond the party’s reasonable control (including errors or interruptions caused by Client or third parties, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion or, fission or radiation).

12.          AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

13.          TERM. This Agreement shall become effective on the date indicated above. Except as set forth in Section 5(f), this Agreement shall continue in effect unless terminated by either party on three months’ prior written notice. Upon termination of this Agreement, the Fund shall pay Northern such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

14.          SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

15.          ASSIGNABILITY. This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party, except that Northern may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with Northern.

16.          HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

17.          GOVERNING LAW. This Agreement shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

(a)	Any dispute arising out of or in connection with this Agreement that cannot be settled by the parties after discussion shall be settled by arbitration in Chicago, Illinois under the Commercial Rules of the American Arbitration Association using three arbitrators. Nothing in this Agreement shall prevent a party from applying to a court of competent jurisdiction for provisional or interim measures or injunctive relief as may be necessary to safeguard the property or rights that are the subject matter of the arbitration.

(b)	Northern and the Fund shall each appoint an arbitrator, obtain its acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party by fifteen (15) days after the due date of the respondent’s answering statement. The two party-appointed arbitrators shall jointly agree upon and appoint a third arbitrator who shall serve as the chairperson of the arbitral panel. The party arbitrators shall obtain the chairperson’s acceptance of such appointment and notify the parties in writing of said appointment and acceptance within thirty (30) days after their appointment and acceptance as party arbitrators. If the two party-appointed arbitrators are unable to agree upon the selection and appointment of the chairperson within that time frame, they shall so notify the parties in writing. Upon such notice, one or both of the parties may request in writing that the chairperson be appointed by the American Arbitration Association in accordance with the Commercial Rules. The American Arbitration Association shall notify the parties in writing of the appointment and acceptance of the chairperson within twenty-one (21) days of receiving such request. The decision of the arbitrators shall be final and binding on all parties to the proceeding. The arbitrators shall have the power to award compensatory money damages (subject to the limits of liability set forth here in), and interest thereupon, and shall have exclusive jurisdiction over all matters in dispute, but will not have the power to award exemplary or punitive damages.

18.          COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

19.          ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly thereunto authorized representatives as of the date written above.

RIMROCK FUNDS TRUST

By:
Name: Scott Dubchansky
Title: President

(CORPORATE SEAL)

The undersigned, Robert S. De Leon, does hereby certify that he/she is the duly elected, qualified and acting Secretary of Rimrock Funds Trust (the “Fund”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Fund with full power and authority to execute this Custody Agreement on behalf of the Fund and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

Secretary

THE NORTHERN TRUST COMPANY

By:
Name:
Title:

SCHEDULE A
FEES AND EXPENSES

Fund Administration, and Accounting

A.	For the services rendered under this Agreement, the Fund shall cause to be paid to Northern out of the assets of the Fund the fees as agreed between the Fund and Northern from time to time. The initial fees are set forth in the attached Exhibit to this Schedule.

B.	Out-of-pocket expenses, including but not limited to those in Section 5(d), will be computed and billed by Northern and payable quarterly by or on behalf of the Fund.

A-1

ANNEX 1
TO SCHEDULE A

Fee Schedule

A-2

SCHEDULE B
FUND ADMINISTRATION SERVICES DESCRIPTION

Northern shall provide the following services, in each case, subject to the direction of the Trust and in accordance with the policies and procedures established by the Trust:

Description of Administration Services on a Continuous Basis:

●	Maintain Board and regulatory filing calendars;

●	Prepare for filing with the Securities and Exchange Commission (“SEC”) the following documents (as required): Form N-CEN, Form N-CSR, Form N-Q, Form N-PORT, Form N-PX, Form N-MFP, Form N-CR, Form N-LIQUID and all amendments to the Registration Statements, including annual updates of the Prospectus(es) and Statements Additional Information for each Fund and any supplements thereto;

●	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of related payment, if necessary;

●	Work with vendor and adviser to prepare and file necessary blue sky filings as required by the laws of individual states and U.S. jurisdictions;

●	Obtain and maintain the Trust’s fidelity bond and directors and officers errors and omissions insurance policies at the expense of the Funds and coordinate the fidelity bond filing under Rule 17g-1 with the SEC;

●	Work with Fund counsel in the preparation and filing with the SEC of proxy statements;

●	Attend and assist in the conduct of shareholder meetings and prepare scripts for and minutes of such meetings;

●	Advise and consult with Trust management and the investment adviser on matters pertaining to new Fund launches or new share classes, and assist with the deregistration of a Fund/class when applicable;

●	Prepare and review with Fund counsel and Trust management the agenda, resolutions and notices for all requested Board of Trustees and Committee meetings, attend meetings as appropriate or requested, prepare minutes for Board and Committee meetings;

●	Maintain books and records for information under the control of or produced by Northern Trust for each Fund as required under Rule 31a-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), and comply with SEC requirements in advance of and during examinations;

●	Assist each Fund in the production of documentation for regulatory examinations of the Trust and each Fund relative to Board and Committee meetings and filings described herein and work closely with the legal counsel in response to any non-routine regulatory matters;

●	Monitor each Fund’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, and advise Trust management and the applicable investment adviser of any potential or actual violations;

●	Provide periodic testing of the Fund(s) requirements under the 1940 Act and limitations contained in the Registration Statements as may be mutually agreed upon, including compliance reporting to the designated Officer(s) of the Trust;

●	Compute tax basis provisions for both excise and income tax purposes;

B-1

●	Facilitate and support the preparation of the Trust’ federal and state tax returns (including Form 1120-RIC, Form 8613, and any applicable state returns) and extension requests by the Trust’s independent accountants, review the tax returns prepared by the Trust’s independent accountants for consistency with Northern’s tax provisions and knowledge of the Trust, and provide copies to the Trust’s Treasurer for review, execution and filing;

●	Prepare any supplemental tax information that is required at calendar year-end for mailing to shareholders or designated parties (including the ICI primary and secondary layouts sent to the broker dealer community);

●	Calculate annual minimum distribution calculations (income and capital gain) prior to their declaration;

●	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants and provide applicable fund information, as requested, and office facilities for audits as necessary;

●	Provide applicable fund information, as requested, in connection with audits and examinations by regulatory bodies;

●	Prepare the annual and semi-annual shareholder reports (not including any Shareholder Letters or Management’s Discussion of Fund Performance) for typesetting by a financial printer (and facilitate subsequent changes to the typeset drafts) and the quarterly schedules of investments;

●	Prepare for review by the designated Officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses and obtain authorization of accrual changes and expense payments;

●	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculate in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

●	Provide sub-certifications in connection with the requirements of the Sarbanes-Oxley Act of 2002 with respect to services provided by Northern;

●	Provide Northern’s Compliance Program for Registered Fund Clients annually; and

●	Provide the results of testing of the key controls of Northern’s Compliance Program for Registered Fund Clients quarterly.

B-2

SCHEDULE C
FUND ACCOUNTING SERVICES DESCRIPTION

Northern shall provide the following services, in each case, subject to the direction of the Trust and in accordance with the policies and procedures established by the Trust:

Description of Accounting Services on a Continuous Basis:

●	Maintain the books and records for the Trust’s assets including records of all securities transactions;

●	Calculation of the Fund’s Net Asset Value per share utilizing prices obtained from mutually agreeable sources and transmitting valuation as required by the Trust and the investment adviser;

●	Execute Security Pricing in accordance with Trust’s pricing policy;

●	Reconcile positions, entitlements, accruals and cash with custody records and provide the investment adviser with the beginning cash balance available for investment purposes;

●	Calculate monthly SEC yield, as applicable, and transmit information as required by the investment adviser;

●	Verify and timely record investment buy/sell trade tickets when received from the investment adviser for the Fund;

●	Compute, as appropriate, and in consultation with the Trust’s auditors and tax advisors, the net income and capital gains and losses, dividend payables, dividend factors, yields and weighted average maturity;

●	Determine unrealized appreciation and depreciation on securities held by the Trust;

●	Amortize premiums and accrete discounts on securities purchased at a price other than face value as directed by the Trust;

●	Post Trust transactions to appropriate categories;

●	Accrue expenses as established in the expense budget of the Trust;

●	Determine the outstanding receivables and payables for all security trades, portfolio share transactions and income and expense accounts and distributions in accordance with the Trust policies and procedures;

●	Coordinate with the Trust’s independent auditors and provide accounting reports in connection with the Trust’s regular annual audit and other routine audits and examinations by regulatory agencies; and

●	Maintain historical tax lots for each security.